Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations and Global Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES CLOSING OF NEW SENIOR SECURED CREDIT FACILITIES

Company Continues to Enhance Capital Structure

BLOOMFIELD HILLS, Michigan, October 16, 2013 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – today announced the closing of its new senior secured credit facilities consisting of a $575 million Senior Secured Revolving Credit facility and a $175 million Senior Secured Term Loan A facility.

Under the new Senior Secured Credit Facilities, the Term Loan A and Revolving Loans initially bear interest at LIBOR plus 1.625% (subject to a step-up to LIBOR plus 2.125% or step-down to LIBOR plus 1.375% based on leverage ratio). In addition, the maturity of the Term Loan A and the Revolving Facility have a five year term ending on October 16, 2018. J.P. Morgan Securities LLC was lead left bookrunner on the refinancing.

“Due to attractive credit markets and the Company’s continued strong financial performance, we had the opportunity to refinance our credit facilities with terms better than our existing facilities,” said Mark Zeffiro, TriMas’ executive vice president and chief financial officer. “As a result of the refinance and the reduction in borrowing rates, on a pro forma basis, we estimate annual cash interest savings of approximately $4 million. In addition, we expect TriMas to benefit from the extended credit facility maturities and enhanced liquidity and capital structure flexibility provided to best position the Company for future growth.”

“During the past few months, we’ve continued to enhance our capital structure, starting with the issuance of additional equity to be used to support our strategic initiatives. We thank our existing and new stakeholders for their confidence and support,” said Dave Wathen, TriMas’ president and chief executive officer. “As in the past, we will use these funds to generate additional value for our stakeholders. As with all aspects of our business, we are focused on continuous improvement – working to consistently enhance our performance.”

Proceeds from borrowings under the new facilities were used to refinance the Company’s existing credit facilities consisting of a $250 million Senior Secured Revolving Credit Facility, $200 million Senior Secured Term Loan A and $200 million Senior Secured Term Loan B, and to pay fees and expenses related thereto.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 5,500 employees at more than 60 facilities in 17 countries. For more information, visit www.trimascorp.com.

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